EXHIBIT 23.4

[LEE KEELING AND ASSOCIATES, INC. LETTERHEAD]

CONSENT OF LEE KEELING AND ASSOCIATES, INC.

As independent oil and gas consultants, Lee Keeling and Associates, Inc. hereby consents to the incorporation by reference in the Registration Statement on Form S-8 to be filed on or about June 30, 2009, of all references to our firm’s name and audit of portions of Chesapeake Energy Corporation’s proved natural gas and oil reserves estimates as of December 31, 2008, as described in our letter to Chesapeake Energy Corporation dated February 6, 2009, included in or made a part of the Chesapeake Energy Corporation Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009.

LEE KEELING AND ASSOCIATES, INC.

By: /s/ LEE KEELING AND ASSOCIATES, INC.

Tulsa, Oklahoma
June 30, 2009